EXHIBIT 10.2

AMENDMENT TO

ATHEROS COMMUNICATIONS, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

In accordance with Section 15 of the Atheros Communications, Inc. 2004 Employee Stock Purchase Plan, as amended and restated (the “Plan”), and as authorized by the Board of Directors pursuant to resolutions duly adopted by the Board at a meeting held on January 14, 2004, the undersigned officer of Atheros Communications, Inc. hereby amends the Plan as follows, effective on this 4th day of May, 2010:

1. Section 2(g) of the Plan is hereby amended by deleting the last sentence thereof in its entirety and replacing it with the following sentence, effective on the date hereof:

“The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her.”

Date: May 4, 2010

/s/ David D. Torre
David D. Torre,
Vice President and Chief Accounting Officer